Exhibit 5


                                           Arent Fox
                                           1050 Connecticut Avenue, NW
                                           Washington, DC 20036-5339

                                           August 7, 1996


Silver Diner, Inc.
11806 Rockville Pike
Rockville, Maryland  20852

Ladies and Gentlemen:

         In connection with the proposed public offering of up to 1,500,000 shares of Common Stock, par value $.00074 per share (the "Common Stock"), of Silver Diner, Inc. (the "Company"), proposed to be sold by those persons identified as Selling Stockholders in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on August 7, 1996, we, as counsel for the Company, have examined such corporate records, certificates and other documents as we considered necessary or appropriate for the purposes of this opinion.

         On the basis of such examination, we advise you that, in our opinion, the 1,500,000 shares of Common Stock subject to the Registration Statement are legally issued and fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus which forms a part of the Registration Statement.

                                           Very truly yours,



                                           Arnold R. Westerman

Arent Fox Kintner Plotkin & Kahn (bullet) Washington, DC
New York, NY (bullet) Vienna, VA (bullet) Bethesda, MD (bullet) Budapest, Hungary (bullet) Jeddah, Kingdom of Saudi Arabia

ARW:jac